EXHIBIT 99.1

Vitran Reports 2012 Year-End and Fourth Quarter Results

REMINDER:

Vitran management will conduct a conference call and webcast today: February 20, at 10:00 a.m. ET,

to discuss the Company's 2012 fourth quarter results.

Conference call dial-in: 1-888-396-8049 or 416-764-8646 (International)

Live Webcast: www.vitran.com (select "Investor Relations")

TORONTO, Feb. 20, 2013 (GLOBE NEWSWIRE) --Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation firm, today announced year-end and quarterly financial results for the twelve- and three-month periods ended December 31, 2012 (all figures reported in $U.S.).

Year and fourth quarter ended December 31, 2012 highlights:

  Annual revenue increased 2.4% to $702.9 million for the 2012 year.
  Fourth quarter revenue decreased 4.7% to $164.3 million compared to a year ago.
  Non-GAAP basis adjusted loss from continuing operations of $0.67 per share for the fourth quarter of 2012 and adjusted loss from continuing operations of $1.66 per share for the 2012 fiscal year.
  Agreement signed on February 12, 2013 to sell Supply Chain Operation for $97.0 million.

For the year ended December 31, 2012, Vitran posted revenue of $702.9 million or 2.4% increase compared to $686.2 million for the 2011 year. Vitran reported a net loss from continuing operations of $42.6 million, or $2.60 per share for the year ended 2012 compared to net loss from continuing operations of $20.8 million, or $1.27 per share for the year ended 2011.

For the fourth quarter of 2012, Vitran reported consolidated revenue decreased to $164.3 million compared to $172.5 million in the fourth quarter of 2011. Net loss from continuing operations was $18.0 million or $1.09 per share for the fourth quarter of 2012 compared to a net loss from continuing operations of $10.0 million or $0.61 per share in the comparable quarter.

At the end of the fourth quarter of 2010, in accordance with FASB ASC 740-10, Vitran temporarily discontinued recording an income tax recovery and deferred tax asset for its U.S. operations. On a non-GAAP basis that would include adjusting for a tax recovery on Vitran's U.S. operations, the Company recorded an adjusted loss from continuing operations of $0.67 per share for the fourth quarter of 2012 and adjusted loss from continuing operations of $1.66 per share for 2012. Adjusted loss from continuing operations was $0.25 per share for the fourth quarter of 2011 and $0.62 per share for 2011. The adjusted loss from continuing operations for 2011 excludes the impact of a $1.0 million one-time write off of deferred financing costs related to Vitran's previous senior credit agreement and a $2.1 million charge recorded in 2011 related to the sale of facilities and write-down to estimated fair value for the remaining vacant properties held for sale.

As previously announced on February 12, 2013, Vitran signed an agreement to sell its Supply Chain Operation (SCO) business to Legacy Supply Chain for $97.0 million in cash proceeds, subject to working capital adjustments. The sale of the SCO business is expected to close by March 1, 2013, upon completion of the Legacy financing, and is subject to customary conditions for this type of transaction. Vitran intends to use a portion of the net proceeds from this transaction to fully reduce its outstanding debt under its senior revolving credit facility, and will have approximately $50.0 million of remaining cash on the balance sheet. The operating results of the segment have been recorded as a discontinued operation.

"This marks a new beginning for Vitran Corporation as a pure LTL company. With the pending sale of our SCO business, expected to close March 1, 2013, Vitran will continue to focus on building a premier North American LTL company," stated Vitran President and Chief Executive Officer Rick Gaetz.

"We are very pleased with the progress being made in U.S. LTL by the new management team, with additional key members joining Vitran part-way through the third quarter. Unfortunately, this progress is not yet reflected in the operating results. However, our service product to our customer is greatly improved, we are achieving efficiencies throughout the operations and our commercial effort is organized and targeted. The use of our new technology continues to be optimized helping to drive all our efforts to improve results at U.S. LTL.

"Our mission in 2013 is clear: to create earnings momentum in U.S. LTL, by delivering a solid service product to our customers, thereby allowing us to grow density, revenue and yield. Canadian LTL will continue its commercial momentum built on a nicely profitable 2012 and we will focus efforts on our trans-border product offering which sets Vitran apart in the market place. Finally, I would like to thank all of our employees for their hard work and dedication and look forward to a significantly improved 2013," concluded Mr. Gaetz.

Operating Results

The Company posted a loss from operations in its LTL division for the 2012 fourth quarter of $15.3 million compared to $4.2 million for the 2011 fourth quarter, adjusted for the real estate losses. The LTL division posted an OR (operating ratio) of 109.3% compared to an OR of 102.4% in the comparable period a year ago. On a year over year basis, shipments and tonnage both increased 1.8% and 0.5% respectively, in the LTL division.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload services throughout the United States and Canada. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

The Vitran Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7302

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus", "should", "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary  substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

(tables follow)

Vitran Corporation Inc.
Consolidated Balance Sheets
(in thousands of United States dollars, US GAAP)

	Dec 31, 2012	Dec 31, 2011
	(audited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$ 233	$ 1204
Accounts receivable	65,291	73,439
Inventory, deposits and prepaid expenses	10,131	10,819
Current assets of discontinued operations	11,436	11,093
Deferred income taxes	92	175
	87,183	96,730

Property and equipment	131,640	123,521
Intangible assets	2,707	4,773
Goodwill	5,579	5,458
Long-term assets of discontinued operations	11,388	11,776
	$ 238,497	$ 242,258

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 67,744	$ 66,378
Income and other taxes payable	517	912
Current liabilities of discontinued operations	14,068	14,855
Current portion of long-term debt	3,339	6,817
	85,668	88,962

Long-term debt	101,997	67,072
Deferred income taxes	1,175	1,251

Shareholders' equity:
Common shares	99,954	99,746
Additional paid-in capital	5,708	5,334
Accumulated deficit	(60,889)	(24,914)
Accumulated other comprehensive income	4,884	4,807
	49,657	84,973
	$ 238,497	$ 242,258

(Consolidated Statements of Income follows)

Vitran Corporation Inc.
Consolidated Statements Of Income
(Unaudited)
(in thousands of United States dollars except per share amounts, US GAAP)

	Three months ended Dec 31,		Twelve months ended Dec 31,

	2012	2011	2012	2011
Revenue	$ 164,329	$ 172,484	$ 702,914	$ 686,242
Operating expenses	176,928	176,562	725,331	685,857
Depreciation and amortization	3,959	3,684	15,435	14,969
	180,887	180,246	740,766	700,826
Loss from continuing operations before undernoted	(16,558)	(7,762)	(37,852)	(14,584)

Interest expense, net	1,430	2,457	5,417	6,808

Loss from continuing operations before income taxes	(17,988)	(10,219)	(43,269)	(21,392)

Income taxes	(32)	(253)	(643)	(612)

Net loss from continuing operations	(17,956)	(9,966)	(42,626)	(20,780)

Discontinued operations, net of tax	2,060	1,894	6,651	6,767
Net loss	(15,896)	(8,072)	(35,975)	(14,013)

Basic and Diluted income (loss) per share
Net loss from continuing operations	$ (1.09)	$ (0.61)	$ (2.60)	$ (1.27)
Discontinued operations	$ 0.12	$ 0.12	$ 0.41	$ 0.41
Net loss	$ (0.97)	$ (0.49)	$ (2.19)	$ (0.86)

Weighted average number of shares:
Basic	16,399,241	16,331,241	16,391,252	16,326,760
Diluted	16,399,241	16,331,241	16,391,252	16,326,760

(Statements of Cash Flows follows)

Vitran Corporation Inc.
Consolidated Statements Of Cash Flows
(Unaudited)
(in thousands of United States dollars, US GAAP)

	Three month ended Dec 31,		Twelve months ended Dec 31,
	2012	2011	2012	2011
Cash provided by (used in):
Operations:
Net loss	$ (15,896)	$ (8,072)	$ (35,975)	$ (14,013)
Items not involving cash from operations:
Depreciation and amortization	3,959	3,684	15,435	14,969
Deferred income taxes	48	193	10	288
Share-based compensation expense	102	125	431	501
Loss (gain) on sale of property and equipment	(4)	2,038	(235)	1,945
Income from discontinued operations	(2,060)	(1,894)	(6,651)	(6,767)
Change in non-cash working capital components	9,485	6,013	10,787	(122)
Continuing operations	(4,366)	2,087	(16,198)	(3,199)
Discontinued operations	929	1,790	6,812	9,136
	(3,437)	3,877	(9,386)	5,937
Investments:
Purchase of property and equipment	(3,642)	(609)	(16,654)	(7,644)
Proceeds on sale of property and equipment	320	1,385	2,200	1,808
Acquisition of business assets	--	--	--	(1,737)
Continuing operations	(3,322)	776	(14,454)	(7,573)
Discontinued operations	(125)	6,454	(883)	6,138
	(3,447)	7,230	(15,337)	(1,435)

Financing:
Change in revolving credit facility and bank overdraft	(10,881)	(774)	9,830	18,920
Repayment of long-term debt	(3,014)	(5,000)	(4,490)	(16,000)
Proceeds from long-term debt	22,299	--	22,299	--
Repayment of capital leases	(437)	(860)	(2,968)	(3,610)
Financing costs	(980)	(2,286)	(980)	(2,286)
Issue of common shares upon exercise of stock options	--	--	151	83
	6,987	(8,920)	23,842	(2,893)

Effect of foreign exchange translation on cash	130	(983)	(90)	(405)

Increase (decrease) in cash and cash equivalents	233	1,204	(971)	1,204
Cash and cash equivalents, beginning of period	--	--	1,204	--
Cash and cash equivalents, end of period	$ 233	$ 1,204	$ 233	$ 1,204

Change in non-cash working capital components:
Accounts receivable	$ 15,316	$ 5,909	$ 8,148	$ (9,989)
Inventory, deposits and prepaid expenses	1,426	1,482	1,668	601
Income and other taxes payable	--	500	(395)	613
Accounts payable and accrued liabilities	(7,257)	(1,878)	1,366	8,653
	$ 9,485	$ 6,013	$ 10,787	$ (122)

(additional financial information follows)

Statistical Information
(Unaudited)
For the quarter ended
Dec 31, 2012
($U.S.)	LTL	Q. over Q.
	Division	% Change
Revenue (000's)	$164,329	* (5.2%)
No. of Shipments	996,115	(5.7%)
Weight (000's lbs)	1,480,907	(5.0%)
Revenue per shipment	$164.97	* (0.5%)
Revenue per CWT	$11.10	* (0.3%)

For the twelve months ended
Dec 31, 2012
($U.S.)	LTL	Y. over Y.
	Division	% Change
Revenue (000's)	$702,914	* 2.8%
No. of Shipments	4,374,202	1.8%
Weight (000's lbs)	6,430,070	0.5%
Revenue per shipment	$160.70	* 0.9%
Revenue per CWT	$10.93	* 2.3%

* All % changes have been normalized for the impact of foreign exchange fluctuation, period over period

Non-GAAP Measures

	Three months ended Dec 31,	Three months ended Dec 31,	Twelve months ended Dec 31,	Twelve months ended Dec 31,

	2012	2011	2012	2011
Net loss from continuing operations	$ (17,956)	$ (9,966)	$ (42,626)	$ (20,780)
Real estate losses, net of tax	--	1,258	--	1,258
Fee write off, net of tax	--	691	--	691
Tax valuation allowance from continuing operations	6,949	3,882	15,480	8,737
Adjusted net loss from continuing operations	$ (11,007)	$ (4,135)	$ (27,146)	$ (10,094)

Weighted average shares outstanding:
Basic	16,399,241	16,331,241	16,391,252	16,326,760
Diluted	16,399,241	16,331,241	16,391,252	16,326,760
Adjusted basic and diluted loss per share from continuing operations	$ (0.67)	$ (0.25)	$ (1.66)	$ (0.62)
CONTACT: Richard Gaetz, President/CEO
         Fayaz Suleman, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664